EXHIBIT 99.2

Operator

     Ladies and gentlemen, thank you for standing by. Welcome to WMS Industries’ second quarter results conference call. During the presentation all participants will be held in a listen only mode. Afterwards we will conduct a question-and-answer session. As a reminder this conference is being recorded Tuesday, February 3rd, 2004. I would now like to turn the conference over to Mr. Brian Gamache, President and CEO. Please go ahead, Sir.

Brian Gamache - WMS Industries — President, CEO

     Thanks Chris. Welcome to WMS fiscal 2004 second quarter conference call. On the call with me today are Scott Schweinfurth, our CFO; Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel. Today, we will update you on our new product approvals, new game performance and sales visibility, and the financial results of the December quarter.

At the end of the call we will take questions from investors and analysts. Before we start Kathleen will present a few cautionary statements.

Kathleen McJohn - WMS Industries — General Counsel

     Thanks, Brian. I need to remind everyone that today’s call and simultaneous webcast contains forward looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements depending on factors described under Item 1 Business Risk Factors in the Company’s Annual Report on Form 10-K for the year ended June 30th, 2003.

The forward looking statements made on this call, the webcast, the archived version of the webcast and any transcript of this call are only made as of this date and the Company undertakes no obligation to publicly update the forward looking statements to reflect subsequent events or circumstances except as required by law.

I’ll now turn the call back to Brian for an overview of our progress.

Brian Gamache - WMS Industries — President, CEO

     Thanks, Kathleen. The past three months have been critical to our strategic plan to regain our position as a leading supplier in gaming devices with a complete product line that meets all the gaming device needs on the casino floor. I’m proud to report once again that we have continued to execute on our plan which we laid out in last quarter’s conference call. Let’s review the progress.

First, we received approval from GLI for our video Bluebird™ gaming devices in mid-November which enabled us to begin shipments during the December quarter. Our goal was to ship over 700 Bluebird devices in December. We actually exceeded this goal by nearly 30 percent as we shipped 896 units. The simultaneous roll-out of the new Bluebird video devices with our new CPU-NXT™

operating system was a monumental team effort requiring collaboration from virtually every department within the Company. And our team once again delivered.

More importantly, the performance status reported on the new games is very encouraging. I’ll have more on that later. Including the 585 CPU-NXT upgrade kits we shipped, we delivered 1481 games powered by the new CPU-NXT operating system to 56 casinos in 12 states and four foreign jurisdictions.

Second, we have now received lab approval from Nevada and Mississippi for CPU-NXT and the video version of the Bluebird platform and are on track for the approvals we expect in Michigan, New Jersey and Ontario over the next twelve weeks. In Nevada, Mississippi, New Jersey and Ontario, we need to complete a field trial for the ticket in ticket out printer devices. We expect to ship our first video Bluebird gaming devices to casinos in Nevada, New Jersey and Detroit, Michigan during this quarter. We expect to have final Mississippi approval in time to ship products early in the June quarter after the field trial ends. Ontario shipments also should begin early in the June quarter.

Third, I’m very pleased to report that Nevada regulators have approved our Mechanical Reel operating system — our Mechanical Reel version of our Bluebird cabinet and three Mechanical Reel games, two for our Wide Area Progressive systems and one for sale game theme. If you recall the timetable we previously had laid out these approvals are way ahead schedule. This accomplishment demonstrates that by proactively managing the approval process we can achieve our milestones on time or ahead of schedule. We plan to submit other Mechanical Reel game themes on which we expect to receive approval in time for our announced product launch in the last quarter of fiscal 2004. The other five regulators are on track for our planned approval schedule for Mechanical Reel product.

The fourth item I’d like you to be aware of is that our field trial of our new Wide Area Progressive system will begin this week in Nevada at Harrah’s Las Vegas followed in the coming weeks in Nevada at the Rio Suites Hotel and Casino and for the Native American link, at the Harrah’s Rincon Casino and Resort in California and the Harrah’s Prairie Band in Kansas.

These field trials are for the MONOPOLY™ Money themed progressive jackpots which has a base jackpot of $100,000 for both Nevada and the Native American links. This new product line represents an important new revenue and profit source for WMS. We continue to expect to receive Nevada and GLI approval for our progressive jackpot system in June with a launch in July.

Lastly on our October conference call, we stated we expected our December 2003 quarter product unit sales number will be slightly ahead of the 2220 units we shipped in the September quarter. As we reported earlier today we actually did notably better than originally anticipated as we sold 2873 units, or almost 30 percent more units in the December quarter. And we expect our unit sales to continue to ramp up in the coming quarters.

I’ll provide a little bit more color on the game performance later on the call but clearly this early acceptance has allowed us to build our book of business — another tangible measure that we’re well on our way to resuming a leadership position in the industry.

I’m very pleased with the progress we have achieved in obtaining the regulatory approvals. I believe this is a result of the way the new WMS interacts and communicates with the various regulatory agencies. Our focus on regulatory approvals for all new products will not waiver as we continue to seek additional approvals for the new Mechanical Reel product line and the first approval for our new poker games and our new Wide Area Progressive systems in the coming months. We estimate these products currently account for about 75 percent of the current gaming devices on the typical casino slot floor — so they represent significant new market share, revenue and profit opportunities for WMS.

This is a point I think bears repeating. Over the next several quarters WMS will begin offering products for a significant percentage of the casino floor that we have not previously served. As a noteworthy sign of acceptance for our new Mechanical Reel product line I’m pleased to report that our Can’t Lose™ Mechanical Reel product was recently judged to be among the most innovative products at the recent G2E gaming show.

Obviously, this bodes well for our entry into this important sector of the gaming device market. Our goal as previously stated is to have similar success on our new product lines as we experienced in the multi line, multi coin video product line.

I’ll now turn the call over to Scott to review the second quarter financial results.

Scott Schweinfurth - WMS Industries — CFO

     Thanks, Brian. Today WMS reported a net loss of 1 cent per share for the December 2003 quarter, compared to a net loss of 6 cents per share in the December 2002 quarter. We began to see the benefits of the regulatory approvals and conversion sales clearly in the double-digit top-line revenue growth, which also benefited gross profit.

Revenue in the December 2003 quarter grew by $7.9 million, or 18 percent compared to the December 2002 quarter, to $51.5 million reflecting an increase of $10.2 million in product sales, partially offset by a $2.3 million reduction in gaming operations revenues. The increase in product sales revenues was attributable to a 90 percent increase in the number of gaming devices sold to 2873 units compared to 1513 units sold in the prior year quarter and we also offered a higher number of game themes.

The average sales price for new units was $8,401 compared to $8,136 in the prior year quarter. Higher priced Bluebird units helped more than offset lower price video lottery terminal sales during the December 2003 quarter.

We expect continued growth from the average selling price over the next two quarters. Parts, used games, conversions and original equipment manufacturing revenues were down by $1.7 million, due to the absence of OEM sales in the current quarter, partially offset by higher levels of game conversions as we received a higher number of new game approval over the last several months.

During the December 2003 quarter, we shipped over 1500 conversion kits including 585 CPU-NXT upgrade kits with the balance being conversions of our Legacy games. Casino operators continue to refresh their existing WMS gaming devices with our exciting new games enabling WMS games to regain their position as leading earners.

We expect strength in game conversion revenues over the next several months as operators see the value and performance benefits of CPU-NXT upgrade kits and printer upgrades. The average installed base of our participation games decreased to 4,549 units during the December 2003 quarter while our average net revenues per day increased by 62 cents to $38.43 per day as we continue to refresh the installed participation base with new games.

The decrease in gaming operations revenues in the December 2003 quarter was due to the decline in the installed base of participation games which was partially offset by the higher net revenue per day performance. The installed base decline from December 31st, 2002, is our Legacy operating system does not currently support dual port cashless gaming technology and performance of certain of our older participation series has declined. Last month the remaining SURVIVOR™ Wide Area Progressive jackpot was shutdown. We expect a downward trend in our installed base of participation games to begin to reverse when we start installing two new participation games, MEN IN BLACK™ and MATCH GAME™ in our new Bluebird cabinet featuring the technology features and functionality required by our customers. Customer reaction to these two games at the G2E trade show was very positive and recent market testing confirms our expectations for the success of these themes.

In addition our first MONOPOLY themed game on the CPU-NXT operating system called Grand Hotel™ was approved by GLI in January. Given that this game has all the features and functionality that casinos demand, we expect the game will have strong acceptance. Also in the June quarter, we will launch the first MONOPOLY game in the Bluebird cabinet titled Once Around Deluxe™. The installed base will get a further shot in the arm when we commence the launch of our Wide Area Progressive jackpot system in early fiscal 2005, subject to regulatory approvals.

Our quarterly consolidated growth profit increased by $1.6 million to $29.3 million. The gross profit margins on product sales revenues decreased to 39 percent, from 44 percent in our last year’s quarter, due to lower margins on the mix of product sold. We expected over time the gross margin on the Bluebird device will increase as with greater production volume we should be able to obtain larger volume discounts from our suppliers and the cost of electronic component should decrease.

Gross margin on gaming operations revenues increased to 84 percent from 81 percent, due to an increase in the average net revenue per day, higher royalties received from licensees, and the sale of RAPID ROULETTE™ assets previously fully reserved, partially offset by higher royalty revenues payable to licensors.

We generated a $1.6 million gross profit increase coupled with a $1.4 million in decreased research and development costs and $1.3 million in lower depreciation and amortization expense, partially offset by an increase of $1.3 million in selling and administrative expense. Research and development costs in the December 2002 quarter included a $2.8 million charge to write off a licensed operating system. Exclusive of this write off, research and development costs increased by $1.4 million, or 12 percent, related to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings.

With higher regulatory approval costs throughout fiscal 2004 we expect quarterly research and development expenses to continue to exceed levels of the comparable prior year quarters. The increase in selling and administrative cost was due to the ongoing execution of our reemergence plan and the ongoing implementation of an Oracle Enterprise Resource Planning system. We went live with the Oracle ERP system in November and have just begun to reap the benefits of operating the company from having a single source of data for use by management throughout our organization. We expected selling and administrative expenses will increase as we continue to commercialize the CPU-NXT operating system and Bluebird cabinet and support our expansion into multiple product lines.

Depreciation and amortization expense decreased by $1.3 million as the level of investment in gaming devices for gaming operations has been lower than in prior quarters. We expect this investment trend to reverse, beginning in March 2004 as we prepare for the launch of three new participation games installed in our new Bluebird cabinet.

We incurred interest expense of $945,000 in the December 2003 quarter related to our 2 3/4 percent convertible notes issued in the Summer 2003. In the second quarter we also recorded an income tax benefit of $222,000 at our estimated effective tax rate for the year. Due to our quarterly net loss, the if converted method for calculating impact of shares issueable upon conversion of the notes was anti dilutive.

At December 31st, 2003, cash and short-term investments totaled $144.8 million, including $1.5 million of restricted cash for progressive Jackpots. The $5.7 million decrease in cash and short-term investments at December 31st from September 30th, 2003 was due to — first, $370,000 of net loss plus $6.1 million of depreciation expense; second, $1.8 million of capital expenditures for gaming operations machines which immediately generate revenue; third, $4.4 million of capital expenditures for property, plant, and equipment; four, $6.9 million of stock option proceeds and related tax benefits and five, $12.4 million for working capital investment, including Accounts Receivable, Other Current Assets, Other Assets, Accounts Payable and Accrued Liabilities.

The increase in working capital related to increases of $8.5 million in Accounts Receivable, due to higher unit sales and the timing of such sales, and $8.4 million in inventory of which $7.7 million was in raw materials as we prepared for increases in the volume of our business.

The increase in Other Current Assets and Other Assets related to $1.6 million of cash paid for royalty advances for brand and technology licenses. Our cash flow used by operating activities totaled $3.8 million for the December 2003 quarter. At December 31st, 2003, we had $115 million of convertible debt and our book value for outstanding share was $7.66. Finally our ratio of current assets to current liabilities was approximately 8.3 to 1. There were no share repurchases during the quarter and we have $12.5 million remaining authorized for share repurchases. Reflecting the significant prior repurchases we had 29.8 million shares outstanding at December 31st 2003.

Our focus on the near term is to refresh our existing installed base of video gaming devices and casinos through either replacement with Bluebird cabinets or through CPU-NXT upgrade kits. WMS has a lot of potential business they can transact in the video game platform alone. We have nine for sale video game themes approved in GLI on CPU-NXT, plus the approval for our first participation game theme, MONOPOLY Grand Hotel. We have submitted two additional video themes to GLI which we expect to receive approval on in the next two months.

I’ll remind you that WMS has more games in GLI markets than any other market in North America so this growing list of game approvals is vital to our ability to grow unit shipments. We continue to believe our results for the balance of fiscal 2004 will reflect increasing unit shipments. We also expect that orders for Bluebird cabinet or CPU-NXT powered games will accelerate in the second half of fiscal 2004, now that we have the first Bluebird devices and new games generating strong performance data coupled with additional jurisdictional approvals.

For the near term we expect to return to profitability for the balance of the fiscal year. We anticipate that our unit shipment number will continue to show improvement in the March 2004 quarter, to over 3500 units resulting in increased gross profit.

One additional point. To follow up on our last call we successfully completed a field trial of our games in Oregon and are now fulfilling an agreement with the Oregon lottery for 1500 and up to 2101 Legacy devices to be shipped by June 30th, 2004. This is just one more endorsement of WMS.

By the fiscal fourth quarter we expect to begin to move towards the unit sales run rates of 4,000 to 5,000 units per quarter that we realized in fiscal 2000 and 2001. In fiscal 2005, with all the approvals in hand for all the product lines, we will see growing market share for Mechanical Reel, Poker, and Wide Area Progressive jackpot which in the aggregate we estimate represents about 75 percent of the typical casino slot floor. This anticipated growth will begin to generate an appropriate return on the investments we have made over these past two years.

Let me turn the call back to Brian for further commentary.

Brian Gamache - WMS Industries — President, CEO

Thanks Scott. This is a very exciting time for WMS as we are beginning to see the rewards from our efforts expended over the past two years. I personally met with the customers and have seen our new games in action on Bluebird devices in several markets. I can’t express how rewarding it is to see firsthand how enthusiastic our customers are about the performance of our new games.

As I stated a little earlier in the call, we have received some very encouraging initial performance data on the new games in Bluebird gaming devices which have been installed in a variety of casinos. I understand a number of you have been out visiting casinos and have seen our new products firsthand and have reported your positive feedback regarding the games and the way casino players are gravitating to them.

It’s obvious from these initial reports casino customers are enjoying the games and playing them at very high levels for the games we sell out right. From the initial performance data we received through January the Bluebird installations WMS new games at a majority of the casinos performing at two times the house average. It’s very exciting to see this kind to performance on our base game sales. To put this in perspective, in our best fiscal years, our games typically outperformed house average 15 to 20 percent. As we anticipated, our new CPU-NXT operating system has allowed our game developers to unleash their creative talents and we are now just beginning to demonstrate the potential great game content that we can offer our customers.

Our sales team continues to aggressively pursue customers for our new products. Since we started selling Bluebird video gaming devices, we have corporate agreements or sales orders for 6900 Bluebird video gaming devices and as I stated before, we shipped 896 of those in the December quarter.

Most of these games are deliverable over the next two quarters. These agreements are with multi-jurisdictional casino operators such as Harrah’s, Argosy, Ameristar, Stations, Pinnacle, and Isle of Capri as well as a number of tribal and individual properties. We have several other national accounts that we expect to sign agreements with in the coming weeks, on which we will provide additional information on next quarter’s call. Agreements with multi-jurisdictional operators are important in that they experience the performance of the games in regions with approvals and as they do this they will share information with properties where approvals are yet to come. In addition, since we started selling CPU-NXT conversion kits, we have corporate agreements on our sales orders for almost 3800 CPU-NXT operating upgrade kits of which 585 were shipped the December quarter. It appears from initial data that customers favors the direct Bluebird purchase rather than the CPU-NXT upgrade strategy which is great news to WMS albeit a different result than we originally had anticipated.

We believe refreshing the existing installed base of over 50,000 WMS gaming devices and casinos with new Bluebird devices or in some cases with CPU-NXT conversion kits provides us with a healthy level of business over the next several quarters. We also will soon begin to focus on capturing new market share for this and other product lines.

At a combined total of 10,700 Bluebird video gaming devices and CPU-NXT upgrade kits we have addressed about 21 percent of the installed base of WMS games — so there’s a lot more to go. Our strategy remains to work on harvesting pent-up demand for our product and thus growing our video market share throughout the remainder of fiscal 2004.

As I stated earlier, our Mechanical Reel product has now been approved in Nevada regulators. We have begun selling this new product line and expect to begin selling our new Poker products later this month for initial installations in the June quarter. These important gaming devices by category represent entirely new market opportunities for WMS. We’re targeting our initial products to replace the lowest performing products from our competitors in each casino.

Turning to market expansion, in November 2003, Queen Elizabeth included a statement about amending gaming laws in the UK market in her annual address to the Parliament. We believe legislative action will take place later in calendar 2004 or early 2005 that will translate into revenue earning opportunities for WMS beginning in calendar 2006.

We announced last week that we have formed a UK subsidiary and are establishing a sales, distribution, and game development office in the UK that should be operational within the coming months. The increased demand we have experienced in Europe coupled with the anticipated UK expansion demonstrates the time is right to set up a second game development studio to focus on the international markets. We have already begun staffing and expect to hit the ground running.

Domestically while legislation has not yet passed for any new jurisdictions we’re optimistic that with the state budget deficits, new jurisdictions will come to legalize gaming.

In November, Alliance Gaming Corp. announced its intended acquisition of Sierra Design Group which they now expect to close next month. Many have asked how this bears on WMS’s relationship with SDG. Let me address this. The contract for the development of the CPU-NXT operating system provides WMS with a perpetual and irrevocable license for the system which grants us possession of the source code. For the last six months we have been taking steps towards conducting the further development of the system in-house and a very talented team of WMS engineers is already taking control of the future development requirements. SDG has completed substantially all the deliverables called for under our development contract for the current sellable versions of CPU-NXT. SDG will be assisting us in future development but we are not fully dependent upon them.

We previously licensed our game content to SDG on a non-exclusive basis for Class III casinos in Washington and Class II casinos in Florida and for racinos in New York. And we expect these contracts will continue to be honored. So to summarize, we don’t expect this change of control at SDG to have any impact on our reemergence plans.

In the Class II market we continued to honor our contracts with both SDG for content and Multimedia Games for content in OEM sales as we evaluate the best long-term alternatives available to WMS to serve this market.

We are fortunate that others in the industry have recognized the attractive attributes of Bluebird, our content and other offerings so we now have a variety of options we’re pursuing to address the opportunities in these markets and expect to announce shortly a strategy for the Class II market.

I stated on the last call that the G2E trade show initiated the emergence of the new WMS and we’ve continued to build upon the momentum we achieved at this important trade show. We just returned from the world’s second-largest trade show in London, England and I can tell you that the reaction to our new products was just as enthusiastic as at G2E. The acceleration of our contracts and sales orders demonstrates that slot managers and gaming operators endorse our new exciting game content and platforms.

We will soon have a full product line approved to meet their needs. We have rebuilt the Company based on quality and product integrity with a “best of class” engineers, designers, and infrastructure. By continuing to successfully achieve our established milestones and regulatory approval process and garnering more sales orders for new products we expect to improve financial results throughout the remainder of fiscal 2004.

Finally, we are more confident than ever that fiscal 2005, which starts in just five months, will reflect appropriate returns on our investments in people, process, and technology. Operator, we will now take questions.

QUESTION AND ANSWER

Operator
Harry Curtis with J.P. Morgan.

     Harry Curtis - J.P. Morgan — Analyst

     Couple of questions. Can you talk about the OEM sales — there weren’t any in the quarter. Do you expect OEM sales in the balance of fiscal 2004?

     Brian Gamache - WMS Industries — President, CEO

     We very much want to be an OEM provider and while we have done OEM business in the past, we currently don’t have signed agreements for that currently in the quarter but we hope to. We are aggressively pursuing that business. We think it really helps our margins and efficiencies internally here. And we would hope to make some announcements in the near future.

     Harry Curtis - J.P. Morgan — Analyst

     And in the quarter, just want to make sure of the Bluebirds and the conversions. None were to Nevada or New Jersey. Correct?

Brian Gamache - WMS Industries — President, CEO

     That is correct.

Harry Curtis - J.P. Morgan — Analyst

     And last question, the mix that you see between conversion kits and cabinet sales. It looks like it’s somewhere over 50 percent. Would you expect that to settle in at 60/40, 70/30 over the next four quarters?

Brian Gamache - WMS Industries — President, CEO

     Originally, Harry, I would have guessed the mix would have been 50/50. It’s more like 2/3 Bluebird 1/3 CPU-NXT upgrades now. And we think because of the initial — the positive initial reaction we are getting for Bluebirds that that’s probably going to be a similar trend going forward which is good for the Company in that people are jumping right to the new platform. So while it’s a little different strategy then we anticipated — it’s welcome news.

Harry Curtis - J.P. Morgan — Analyst

     I did have one other question. Your fourth-quarter estimate of a run rate of 4 to 5,000 units. That’s just the Bluebird cabinet, correct?

Brian Gamache - WMS Industries — President, CEO

     No that’s a total run rate back to — we said in our fourth-quarter, we would expect to get back to our fiscal 2000/2001 run rates of 4 to 5,000 units per quarter in total.

Harry Curtis - J.P. Morgan — Analyst

     But that doesn’t include any conversions in that estimate?

Brian Gamache - WMS Industries — President, CEO

     No.

     Legacy products, VLTs and Bluebirds.

Operator

     David Barteld with Wells Fargo.

David Barteld - Wells Fargo — Analyst

     Just wanted to confirm of the 2873 units you sold, 896 Bluebird, could you give us a breakdown of what the rest were?

Brian Gamache - WMS Industries — President, CEO

     Scott you want to jump in there?

Scott Schweinfurth - WMS Industries — CFO

     There were a little over 600 VLT units that were sold in the quarter. And the balance was mostly international sales.

David Barteld - Wells Fargo — Analyst

     Okay. And nine game titles at the end of the quarter for GLI markets today? How many you expect to be at the end of the fiscal year?

Scott Schweinfurth - WMS Industries — CFO

Those are only video product line and I believe the total number of video products for the year is about 20 — 28. That includes participation games that we will get approval on.

Brian Gamache - WMS Industries — President, CEO

     Substantially all the product you saw at G2E, David, will be approved and for sale in this fiscal year.

David Barteld - Wells Fargo — Analyst

     Great and final question, assuming you’re going to be profitable in the second half of the year I assume you’re going to assume the conversion of the convert?

Scott Schweinfurth - WMS Industries — CFO

     The way the convert works is once we earn more than eight cents a share in a quarter we would have to include the shares that underlie the convert in the diluted calculation under the if converted method. So if we get to that point for a quarter we would then have to include the shares in that.

Operator

     Michael Friedman with Sidoti.

Michael Friedman - Sidoti — Analyst

     Scott, a quick clarification. You said something about R&D as a percentage of sales in the second half of the year. Did you say it was going to go up?

Scott Schweinfurth - WMS Industries — CFO

     No, I didn’t talk about it being a percentage of revenue but what we did say is we expected that on a quarter over quarter basis you would continue to see growth in R&D in both the March and the June quarter. So looking comparing the March of ‘04 quarter to the March of ‘03 quarter there would be an increase, comparing the June of ‘04 quarter to the June of ‘03 quarter, you’d see an increase.

Michael Friedman - Sidoti — Analyst

     Can you say what the percentage of sales for the quarter were international?

Scott Schweinfurth - WMS Industries — CFO

     You know, I don’t have that right here but I believe that it was about 36 percent.

Michael Friedman - Sidoti — Analyst

     Okay and then one other quick question. You guys talked about an appropriate return on investment — what should we look at to gauge that and what’s the metric that you’re using to coming up with that appropriate return? Is it like an ROE number?

Brian Gamache - WMS Industries — President, CEO

     We haven’t given guidance, obviously, Michael but I would tell that we didn’t invest tens of millions of dollars in reengineering our Company to get back to a run rate that we had in 2000/2001. So I would tell you that while there is going to be a ramping up process and we have a different expense structure today than we had in — previously — we would expect this Company is in for a great run and we think that we now have the product lines to compete at the highest levels. So when we talk about appropriate returns we’re talking about competing at the highest level and regaining a leadership position in this industry that is going to build shareholder value.

Scott Schweinfurth - WMS Industries — CFO

     Michael? I just recalculated that percentage – I’m sorry, I had the wrong number here. It looks to me like it’s closer to the low 40s.

Operator

     Jeff Martin with Roth Capital Partners.

Jeff Martin - Roth Capital Partners — Analyst

     It looks to me as though participation games have bottomed out in the quarter, looking at the average base and where you ended up? Is that a safe conclusion and can we model it in increasing from here?

Brian Gamache - WMS Industries — President, CEO

     Yes, I think you have two things working against us here, Jeff, and it’s the really — it’s really the tailing off of two product lines that the Puzzle Pays and the SURVIVOR series which, unfortunately, didn’t time perfectly with execution of MEN IN BLACK and the Classic TV Game Shows series — they’re coming out imminently. And they have the cashless issues so between those two issues I believe we’ve reached a low watermark. And I think you’ll see growth certainly in this quarter and then with the WAP coming on board in the very near future you’ll see a significant spike in this gaming operations. Certainly in the fourth and first-quarter you’ll see a nice jump here. So we’re looking forward to getting back to our normalized run rates here and I think cashless and Bluebird are going to be a big part of that growing that footprint.

Jeff Martin - Roth Capital Partners — Analyst

     And should we look at win per day back in the low 40s again?

Brian Gamache - WMS Industries — President, CEO

     Yes, we’re not prepared to give guidance today but I would hope that the win per day with these new brands particularly with the response we’ve been getting will be helpful in the win per day as well.

Jeff Martin - Roth Capital Partners — Analyst

     When you’re installing and you say you have 6900 Bluebird orders indicated, I would imagine for a while you’re going to be basically replacing your own units. At what point do you think you might start displacing competitors’ units?

Brian Gamache - WMS Industries — President, CEO

     We’re very proud of the fact that in one quarter we’ve addressed 21 percent of our Legacy base of games so that, to me, shows that people are willing to put our products on their floor. And they want to work with WMS. So, that being said, I think that there are several quarters left of harvesting pent-up demand from our products. I think that when you go into ‘05 is when we will start to look at gaining additional new market share when we have the new product lines and we have captured some of that low hanging fruit so to speak of being out of the game for the last couple of years. Look for that new market share capture to happen in early ‘05.

Jeff Martin - Roth Capital Partners — Analyst

     Great and then on your UK — putting a UK development team out there. What kind of overhead are you looking now looking now, should I model half million, million and a quarter for that? How many employees will you have and what kind of expense structure will it take?

Brian Gamache - WMS Industries — President, CEO

     We have an Australian model that works very efficiently for us and it is not nearly at the run rates that you’re describing. And we have been able to generate some outstanding content that we’ve been able to cross-pollinate to the North American market. So, strategically, we’re not prepared today to talk about the dollar amount but it’s not a significant number and I would not elaborate on that. I would not get concerned about that number — it is not a huge number. And that will grow with personnel as the market becomes more defined and there’s clarity to its opening. Orrin, do you want to comment about the?

Orrin Edidin - WMS Industries — COO

     Yes. We have a completely staffed studio in Sydney. We intend to mimic that same structure in the UK environment because it’s been so successful for us, not only through the markets which they serve but the ability to integrate to serve all the international markets, particularly the UK, Eastern Europe. We’ve even had some success in repatriating some of these titles back into the U.S. market with some minor modifications. So all around, it’s been a tremendous success.

Brian Gamache - WMS Industries — President, CEO

     And I think we believe the international market offers a tremendous opportunity for growth and we think that by putting local studios to do locally designed games capturing the local culture and humor and different licenses, that it’s going to give us a competitive advantage.

Jeff Martin - Roth Capital Partners — Analyst

     I would definitely agree with you there. Finally your Class II strategy. Can you give us a hint on whether you’re thinking of direct or indirect entry into the market?

Brian Gamache - WMS Industries — President, CEO

     I think it would be imprudent of us to talk about that until we have everything prepared but I will tell you that we have great anticipation for the market. We think that the market is becoming clearer on a daily basis and we want to be — we think that our content plays to this market very well. Response that we’ve seen thus far has been overwhelmingly positive to our game performance out there. And we believe that, by taking our time, as we have to think through the proper strategy is going to serve our shareholders in the long haul.

Operator

     Mr. Gamache, there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.

Brian Gamache - WMS Industries — President, CEO

     Thanks, Chris, and thank you for joining us to get an update on WMS. We look forward to reporting more progress on our path to future success in our third quarter 2004 conference call in late April. Have a great day.

Operator

     Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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